SCHEDULE 14A INFORMATION


              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant
[ ] Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             COMSAT CORPORATION
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              (Name of Registrant as Specified in Its Charter)

                             COMSAT CORPORATION
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                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Filing fee:

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COMSAT
  CORPORATION
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                                                    6560 Rock Spring Drive
                                                        Bethesda, MD 20817
                                                    Telephone 301 214 3000
                                                          Fax 301 214 7100
                                                              Telex 197800

                                                            April 12, 1996

Dear Shareholder:

     The 1996 Annual Meeting of Shareholders will be held at 9:30 a.m. on Friday, May 17, 1996, at COMSAT's headquarters building in Bethesda, Maryland. The matters on the meeting agenda are described on the following pages.

     If you are a shareholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

     A map and directions by car and the Washington Metro to COMSAT's headquarters in Bethesda appear at the end of the proxy statement.

                           Sincerely,


   \s\ Melvin R. Laird                   \s\ Bruce L. Crockett

     Melvin R. Laird                       Bruce L. Crockett
  Chairman of the Board                   President and Chief
                                           Executive Officer

              YOUR PROXY IS IMPORTANT ... PLEASE VOTE PROMPTLY

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                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of COMSAT CORPORATION:

     The 1996 Annual Meeting of Shareholders of COMSAT Corporation will be held in the Charyk Conference Center, COMSAT Headquarters, 6560 Rock Spring Drive, Bethesda, Maryland, on May 17, 1996, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

 1.  election of 12 directors;

 2.  action on a proposal to amend the Non-Employee Directors Stock
     Option Plan to (i) authorize the grant of share awards or phantom stock units, and (ii) provide for the vesting of participants' rights under the Plan in the event of certain changes in control;

 3.  appointment of independent public accountants;

 4. action on a shareholder proposal to require the reporting of governmental service during the past five years of certain of the Corporation's directors, officers and consultants; and

 5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

     The Board of Directors has fixed the close of business on March 28, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

     Your proxy is important to ensure a quorum at the meeting. Even if you hold only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

     This notice is given pursuant to direction of the Board of Directors.


                                 \s\ Warren Y. Zeger

                                    Warren Y. Zeger
                    Vice President, General Counsel and Secretary

Bethesda, Maryland
April 12, 1996

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                             COMSAT CORPORATION

                           6560 Rock Spring Drive
                          Bethesda, Maryland 20817
                         Telephone: (301) 214-3000

                              PROXY STATEMENT

     This Proxy Statement is provided by the Board of Directors of COMSAT Corporation (the Corporation or COMSAT) in connection with its solicitation of proxies for the 1996 Annual Meeting of Shareholders. The Proxy Statement is first being mailed on or about April 12, 1996.

     Shareholders of record of the Corporation's common stock, without par value (Common Stock), at the close of business on March 28, 1996 are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. Shareholders may cumulate votes in the election of directors. The number of shares printed on the accompanying proxy card includes, when applicable, shares held in the Corporation's INVESTORS Plus Dividend Reinvestment and Share Purchase Plan, Savings and Profit-Sharing Plan, Employee Stock Purchase Plan, and in the Employee Stock Ownership Plan of COMSAT RSI, Inc., a subsidiary of the Corporation.

     If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the shareholder specifies. A shareholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

     Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the shareholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                         OWNERSHIP OF COMMON STOCK

     As of March 28, 1996, the record date, approximately 47,994,500 shares of Common Stock were outstanding, of which 20,824 were Series II shares (held by communications common carriers authorized to hold shares by the Federal Communications Commission) and approximately 47,973,700 were Series I shares (held by other persons).

     To the knowledge of the Corporation, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the SEC) and other available information as of March 1, 1996, the

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following persons reported beneficial ownership of more than five percent of the Corporation's Common Stock.

  Name and Address of        Amount and Nature of           Percent
   Beneficial Owner          Beneficial Ownership *        of Class
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Joseph L. Harrosh                 4,026,600                   8.4%
  40900 Grimmer Blvd.
  Freemont, CA  94538

Travelers Group, Inc.             3,331,874                   7.0%
Smith Barney Holdings Inc.
  388 Greenwich Street
  New York, NY  10013

- -----------------

    * Mr. Harrosh reported sole voting and sole investment power with respect to the shares reflected. Travelers Group, Inc. and Smith Barney Holdings Inc. reported shared voting and investment power with respect to their shares.

     There are certain limitations on ownership of the Corporation's Common Stock that are intended to ensure that the Common Stock is widely held. The Communications Satellite Act of 1962, as amended (the Satellite Act), provides that no stockholder (other than communications common carriers authorized to hold shares by the Federal Communications Commission), or any syndicate or affiliated group of stockholders, may own more than 10 percent of the aggregate number of outstanding shares of Common Stock. The Corporation's Articles of Incorporation authorize the Board to establish an ownership limitation below the 10 percent statutory maximum. Pursuant to this authority, the Board has set the ownership limitation at 10 percent and has also established a voting limitation of 5 percent pursuant to which shares owned in excess of the 5 percent limitation, but not in excess of the 10 percent limitation, may not be voted by the holder but will be voted pro rata with all other shares of Common Stock voted on any given matter. The persons listed above have been advised by the Corporation that if their respective ownership on the record date exceeds the 5 percent voting limitation, shares held in excess of 5 percent will be voted as described above.

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                       ITEM 1. ELECTION OF DIRECTORS

Board of Directors

     As provided in the Satellite Act, the Corporation's Board of Directors consists of 15 directors, of whom 12 are elected annually by the shareholders for terms of one year and three are appointed by the President of the United States, with the advice and consent of the United States Senate, for terms of three years or until their successors have been appointed and qualified.

     The Board met 9 times in 1995. All incumbent directors, except Barry
M. Goldwater, attended 75% or more of Board meetings and meetings of Board committees of which they were members in 1995.

Voting for Directors

     At the meeting 12 directors will be elected to serve until the 1997 Annual Meeting. As provided in the Satellite Act, because the Series II shares outstanding at the record date constituted less than 8 percent of the total outstanding shares, all shareholders will vote together for the election of directors.

     Subject to the voting limitation of 5 percent described above, each shareholder may vote the number of shares held by such shareholder for each of 12 nominees. Alternatively, the shareholder may cumulate such votes; that is, give one nominee a number of votes equal to the number of the shareholder's shares multiplied by 12 or distribute such votes among any number of nominees not exceeding 12.

     The Board of Directors has authorized the management to solicit proxies in favor of the election of the 12 nominees whose biographical information is set forth under the caption "Nominees For Election As Directors." All of these nominees, except Mr. Hurtt, currently serve as directors. Biographical information for each of the three Presidentially appointed directors is set forth under the caption "Presidentially Appointed Directors."

     Shares represented by proxies in the accompanying form will be voted for the 12 stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the proxy holders. The proxy holders may in their discretion vote the shares cumulatively for fewer than 12 of the nominees.

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Requirements for Nominations

     The Corporation's By-laws provide that no vote may be counted for the election of any person as a director unless (1) such person was proposed for nomination by written notice signed by a shareholder and mailed by registered or certified mail to the Secretary of the Corporation not less than 10 nor more than 50 days before the date of the meeting (or is nominated at the meeting as a substitute for a candidate who has died or become incapacitated), and (2) such person has filed with the Secretary a statement of his or her interests in communications common carriers in such reasonable detail as the Board of Directors may require. The form of such statement will be provided by the Secretary upon written request.

     A list of persons whose nominations have been duly proposed in accordance with the By-laws will be provided to any shareholder upon written request to the Secretary. Such list, together with the statement of interests filed by each such person, also may be inspected by any shareholder (1) at the office of the Secretary, 6560 Rock Spring Drive, Bethesda, Maryland 20817, during normal business hours from the date of this Proxy Statement until the date of the meeting, and (2) at the place of the meeting during the meeting.


                     NOMINEES FOR ELECTION AS DIRECTORS

LUCY WILSON BENSON, 68, has been a director of various business, educational and nonprofit organizations since 1980. She was Under Secretary of State for Security Assistance, Science and Technology from 1977 to 1980. She has been a COMSAT director since September 1987. She also is a director of General Re Corporation and Logistics Management Institute, a trustee of the Alfred P. Sloan Foundation and Vice Chairman of the Atlantic Council of the U.S. and Vice Chairman of the Board of Trustees of Lafayette College. She also is a director or trustee of funds of The Dreyfus Corporation.

[Picture of Ms. Benson]

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EDWIN I. COLODNY, 69, has been counsel to the Washington, D. C., law firm of Paul, Hastings, Janofsky and Walker since September 1991. He was Chairman of USAir Group, Inc. and of its subsidiary, USAir, Inc., a commercial airline company, from 1978 until July 1992 and remains a director of both corporations. He was Chief Executive Officer of USAir Group from 1983 to June 1991 and of its subsidiary from 1975 to June 1991. He has been a COMSAT director since May 1992. He also is a director of Ascent Entertainment Group, Inc., Lockheed Martin Corporation and Esterline Technologies Corporation and a member of the Board of Trustees of the University of Rochester.

[Picture of Mr. Colodny]

BRUCE L. CROCKETT, 52, has been President and Chief Executive Officer and a director of COMSAT since February 1992. He was President and Chief Operating Officer of COMSAT from April 1991 to February 1992. He has been an employee of COMSAT since 1980 and has held various operational and financial positions. He also is a director of Ascent Entertainment Group, Inc., ACE Limited and Augat, Inc. and a director or trustee of funds of AIM Management Group, Inc. He also is a member of the Board of Trustees of the University of Rochester.

[Picture of Mr. Crockett]

LAWRENCE S. EAGLEBURGER, 65, has been Senior Foreign Policy Advisor for Baker, Donelson, Bearman & Caldwell, a Washington, D.C., law firm, since January 1993. He previously served as United States Secretary of State from December 1992 through January 1993, Acting Secretary of State from August 1992 to December 1992, and Deputy Secretary of State from February 1989 to August 1992. He has been a COMSAT director since May 1995. He also is a director of Corning Incorporated, Dresser Industries, Inc., Jefferson Bankshares, Inc., Phillips Petroleum Company, Stimsonite Corporation and Universal Corporation.

[Picture of Mr. Eagleburger]

NEAL B. FREEMAN, 55, has been Chairman and Chief Executive Officer of The Blackwell Corporation, a television production and distribution company, since 1981. He was President of Jefferson Communications, Inc. from 1976 to 1986. He was a Presidentially appointed COMSAT director from November 1983 to September 1988 and has been an elected director since May 1991. He also is Chairman of the Institute on Political Journalism, Georgetown University, and a director of The Ethics and Public Policy Center and the National Review, Inc.

[Picture of Mr. Freeman]

5
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ARTHUR HAUSPURG, 70, is a director or trustee of various business organizations. He was Chairman of the Board and Chief Executive Officer of Consolidated Edison Company of New York, Inc. from September 1982 to September 1990 and remains a trustee of that Corporation. He has been a COMSAT director since July 1987. He also is a director of funds of Prudential Securities Inc.

[Picture of Mr. Hauspurg]

CALEB B. HURTT, 64, is a director or trustee of various organizations. He was President of Martin Marietta Aerospace from 1982 to 1987 and then President and Chief Operating Officer of Martin Marietta Corporation from 1987 through 1989. He is a director of Lockheed Martin Corporation and is Vice Chairman of the Board of Trustees of Stevens Institute of Technology. He also has served as Chairman of the Board of Governors of the Aerospace Industries Association, as Chairman of the NASA Advisory Council and as Chairman of the Federal Reserve Bank, Denver Branch.

[Picture of Mr. Hurtt]

PETER W. LIKINS, 59, has been President of Lehigh University since 1982. He was Provost of Columbia University from 1980 to 1982 and Professor and Dean of the Columbia University School of Engineering and Applied Science from 1976 to 1980. He has been a COMSAT director since September 1987. He also is a director of Parker Hannifin, Inc. and Safeguard Scientifics, Inc. and a trustee of Consolidated Edison Company of New York, Inc.

[Picture of Dr. Likins]

HOWARD M. LOVE, 65, is a director of various business organizations, and honorary Chairman of the Board of National Steel Corporation. He was Chief Executive Officer of National Intergroup, Inc. from August 1990 to April 1991, and Chairman and Chief Executive Officer and a director from April 1981 to August 1990. He has been a COMSAT director since May 1988. He also is a director of AEA Investors and Monsanto Company.

[Picture of Mr. Love]

ROBERT G. SCHWARTZ, 68, is a director or trustee of various business organizations. He was Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Co. (MetLife) from September 1989 to March 1993 and remains a director of MetLife. He was Chairman of the Board of MetLife from February 1983 to September 1989. He has been a COMSAT director since May 1986. He also is a trustee of Consolidated Edison Company of New York, Inc. and a director of Ascent Entertainment Group, Inc., Lone Star Industries, Inc., Lowe's Companies, Inc., Mobil Oil Corporation, Potlatch Corporation, The Reader's Digest Association, Inc. and CS First Boston, Inc.

[Picture of Mr. Schwartz]

C. J. SILAS, 63, is a director of various business organizations. He was Chairman and Chief Executive Officer of Phillips Petroleum Company, an integrated petroleum and chemical company, from May 1985 to April 1994. He has been a COMSAT director since May 1993. He is Chairman of the Board of Ascent Entertainment Group, Inc. and a director of The Reader's Digest Association, Inc. and Halliburton Company.

[Picture of Mr. Silas]

DOLORES D. WHARTON, 68, is Chairman and Chief Executive Officer of The Fund for Corporate Initiatives, Inc., a private operating foundation she founded in 1980, devoted to strengthening the role of minorities and women in the corporate world. She has been a COMSAT director since February 1994. She also is a trustee of the Committee for Economic Development and a director of Gannett Company, Inc., Kellogg Company and Capital Bank & Trust Company.

[Picture of Ms. Wharton]

                     PRESIDENTIALLY APPOINTED DIRECTORS

BARRY M. GOLDWATER, 87, is a lecturer at Arizona State University. He served in the U.S. Senate from 1953 to 1965 and then from 1969 through January 1987, representing the State of Arizona. He has been a Presidentially appointed COMSAT director since October 1989. His current term expired at the 1995 Annual Meeting. He has been renominated to another term and continues to serve in accordance with the Satellite Act.

[Picture of Senator Goldwater]

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PETER S. KNIGHT, 45, has been a partner of Wunder, Diefenderfer, Cannon &
Thelen, a Washington, D.C., law firm, since July 1991. He was Chair of the Clinton/Gore Vice Presidential Campaign from July to November 1992 and Deputy Director for Personnel for the Clinton/Gore Transition Team in November and December 1992. He was General Counsel and Secretary of Medicis Pharmaceutical Corporation from September 1989 to June 1991. He has been a Presidentially appointed COMSAT director since September 1994. He also is a director of Wertheim Schroeder Investment Services and Whitman Medical Corp. His current term expires at the 1996 Annual Meeting, and he has been renominated to another term.

[Picture of Mr. Knight]

CHARLES T. MANATT, 59, is the senior partner of Manatt, Phelps & Phillips, a Washington, D.C., and Los Angeles law firm which he founded in 1965. He was Chairman of the Democratic National Committee from 1981 through 1985. He has been a Presidentially appointed COMSAT director since May 1995. He also is a director of the Federal Express Corporation and ICN Pharmaceuticals, Inc. His current term expires at the 1997 Annual Meeting.

[Picture of Mr. Manatt]


                   OTHER INFORMATION CONCERNING DIRECTORS

Committees

     The Board currently has six standing committees, described below.

     The Committee on Audit, Corporate Responsibility and Ethics consists of Lucy Wilson Benson (Chairman), Edwin I. Colodny, Lawrence S. Eagleburger, Peter W. Likins, Howard M. Love and Charles T. Manatt. The Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Corporation's management and internal auditors the Corporation's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Corporation's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. The Committee met 3 times during 1995.

     The Committee on Compensation and Management Development consists of Edwin I. Colodny (Chairman), Neal B. Freeman, Robert G. Schwartz, C. J. Silas and Dolores D. Wharton. The Committee

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approves long-term compensation for senior executives; considers and makes recommendations to the Board with respect to programs for human resources development and management organization and succession; salary and bonus for senior executives; and compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. The Committee met 6 times during 1995.

     The Entertainment Properties Committee consists of C. J. Silas (Chairman), Lucy Wilson Benson, Neal B. Freeman, Arthur Hauspurg, Peter S. Knight and Dolores D. Wharton. The Committee considers and makes recommendations to the Board with respect to the Corporation's ownership interest in Ascent Entertainment Group, Inc. (Ascent), including matters pertaining to current and proposed multimedia distribution to the hospitality industry, the sports franchises owned or operated by Ascent, film and television production facilities, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. At December 31, 1995, the Corporation owned 80.67% of Ascent's outstanding common stock. The Committee met 4 times during 1995.

     The Finance Committee consists of Robert G. Schwartz (Chairman), Bruce
L. Crockett, Arthur Hauspurg, Melvin R. Laird and Howard M. Love. The Committee considers and makes recommendations to the Board with respect to the financial affairs of the Corporation, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 7 times during 1995.

     The Nominating Committee consists of Melvin R. Laird (Chairman), Arthur Hauspurg and Robert G. Schwartz. The Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board with respect to such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 4 times during 1995. It will consider candidates recommended by shareholders, if the recommendations are submitted in writing to the Secretary of the Corporation.

     The Committee on Research and International Matters consists of Peter
W. Likins (Chairman), Lucy Wilson Benson, Lawrence S. Eagleburger, Barry M. Goldwater, Peter S. Knight and Charles T. Manatt. The Committee considers and makes recommendations to the Board with respect to the research and development programs of the Corporation and the relationship of such programs to the business of the Corporation; matters relating to the Corporation's responsibilities and activities under the Satellite

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Act and the relationships of the Corporation with international organizations such as INTELSAT and Inmarsat or with foreign governments or entities; and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 2 times during 1995.

Directors Compensation

     Except as noted below, a director who was not an employee of the Corporation in 1995 received: a quarterly retainer of $5,375; a fee of $1,000 per meeting for attending each Board meeting, Board committee meeting or meeting held pursuant to a special assignment; and, if he or she chairs a Board committee, an additional fee of $750 quarterly. Mr. Laird is compensated solely on an annual basis as Chairman of the Board in the amount of $225,000 per year. Mr. Crockett is not compensated separately for service as a director.

     If the shareholders approve the amendment to the Non- Employee Directors Stock Option Plan discussed under the caption "Item 2. Proposed Amendments to Non-Employee Directors Stock Option Plan," beginning in 1996, in lieu of the current annual cash retainer of $21,500 paid in quarterly installments, continuing directors would receive an annual cash retainer of $10,000 and 600 shares of the Corporation's Common Stock payable at the first meeting of the Board of Directors after each Annual Meeting of Shareholders.

     Under the Directors and Executives Deferred Compensation Plan, a non-employee director may elect to defer all or part of his or her cash retainers and fees. Amounts deferred are credited with interest and are paid out after the director's retirement from the Board, in a lump sum or in up to 15 annual installments beginning not later than at age 73. In the case of death, the accumulated deferrals are paid to the director's beneficiary.

     In 1991, each then-current participating director was given an election to receive his or her account balance as of March 31, 1991, together with interest accumulated on such balance to a date in the year 2000 (to the extent that such amounts were not previously distributed), in a lump sum in the year 2000 if he or she is then an active director or a retiree receiving installment payments. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving such installment payments. The lump sum payment will be offset against the amounts otherwise payable to the director or beneficiary under the Plan.

     In 1992, the Directors and Executives Deferred Compensation Plan was amended to provide an additional lump sum payment election for the additional amounts deferred under the plan from

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April 1, 1991 through March 31, 1992, together with interest accumulated on such amounts to a date in the year 2001, with payment of the lump sum to be made in the year 2001.

     A retirement plan for directors adopted in 1982 remains in effect for directors who commenced service before 1984. This plan provides for an annual benefit of $12,000, beginning at the later of age 72 or the director's retirement from the Board, and payable for the number of years equal to the director's years (including partial years) of Board service through 1983. In 1991, each then-current director covered by the plan was given an election to receive a lump sum payment on a date in the year 2000 if he or she survives until that date. The lump sum payment will be equal to the present value on such date of the remaining retirement benefits payable to the director under the plan. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving survivor benefits under the plan.

     Under the Split Dollar Insurance Plan, the Corporation provides to non-employee directors, through split dollar life insurance policies, a death benefit equal to $50,000 for each year or partial year of his or her Board service until the benefit reaches $200,000, and then increased for each such director (except Presidential appointees) by 5.5% for each additional year of Board service to age 72. Such coverage continues after retirement from the Board. For 1995, the aggregate value of split dollar life insurance premiums paid for the benefit of all covered directors was $249,765.

     Under the Non-Employee Directors Stock Option Plan, the Corporation grants annually in March to each non-employee director, who was also serving on the date of the Annual Meeting of Shareholders for the prior year, an option to purchase shares of Common Stock. For options granted before March 16, 1990, each option is for 2,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 10 years from the date of grant. For options granted on or after March 16, 1990, and before March 19, 1993, each option is for 2,000 shares, the exercise price per share is 50% of the fair market value on the date of grant, and the option expires 15 years from the date of grant. For options granted on or after March 19, 1993, each option is for 4,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 15 years from the date of grant. All data related to shares of Common Stock, options to purchase shares of Common Stock and share prices prior to June 1, 1993 have been adjusted to reflect the two-for-one split in the Corporation's Common Stock effective June 1, 1993.

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
     All options granted before March 19, 1993 under the Non- Employee Directors Stock Option Plan are currently exercisable. For options granted on or after March 19, 1993, each option becomes exercisable for 2,000 shares one year after the date of grant and for the remaining 2,000 shares two years after the date of grant. If the director's service on the Board terminates by reason of retirement at age 72, expiration of a term as a Presidentially appointed director, failure to stand for election with the Board's consent or resignation with the Board's consent, the option becomes fully exercisable and continues in force for the duration of its term. Under plan amendments subject to shareholder approval at the Annual Meeting, which are discussed under the caption "Item 2. Proposed Amendments to Non-Employee Directors Stock Option Plan," the option also would become fully exercisable and continue in force for the duration of its term in the event of certain changes in control. If the director's service terminates for any other reason except death, the option terminates immediately. If the director dies at any time before the option terminates, the option becomes fully exercisable and continues in force for one year after the date of death.

     In 1995, options for a total of 52,000 shares of Common Stock were granted to non-employee directors at a purchase price per share of $19.00, which was the fair market value of the Common Stock on the date of grant. In 1995, no non-employee director exercised options granted under that plan.

     Executive compensation is described below under the caption "Executive Compensation."

Compensation Committee Interlocks, Insider Participation and
Related Party Transactions

     There were no compensation committee interlocks or insider participation in compensation decisions during 1995.

     Between April and July 1995, a subsidiary of Ascent, which was previously a direct subsidiary of the Corporation, loaned a total of $2 million to Bruce L. Crockett, President and Chief Executive Officer and a director of the Corporation. The loan, plus interest thereon at the prime rate plus one percent, was repaid in full in November 1995.


                    COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Corporation's Common Stock and the common stock of Ascent Entertainment Group, Inc., a publicly-traded, 80.67%-owned subsidiary of the Corporation, as of March 1, 1996 or as noted, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation," and by all directors and executive officers as a group. Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting power or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                            Amount and          Amount and
                                            Nature of           Nature of
                                            Beneficial          Beneficial
                                            Ownership of        Ownership of
                                            COMSAT Common       Ascent Common
Name (1)                                    Stock (2)           Stock
- ----                                        --------------      -------------

Betty C. Alewine.........                   238,248(3)                 --
Lucy Wilson Benson.......                    20,800                   500
Edwin I. Colodny.........                    11,000                 1,400
Bruce L. Crockett........                   470,640(4)              1,000
Lawrence S. Eagleburger..                       100                    --
Neal B. Freeman..........                    14,400                    --
Barry M. Goldwater.......                    10,000                    --
Arthur Hauspurg..........                    13,800                    --
Caleb B. Hurtt..........                      1,000                    --
Peter S. Knight..........                     1,000                 1,000
Melvin R. Laird..........                    22,000                 2,500
Peter W. Likins..........                    17,850(5)                 --
Howard M. Love...........                    18,300(6)                 --
Charles Lyons............                   196,931(7)              2,500
Ronald J. Mario..........                   234,413(8)                 --
Charles T. Manatt........                     1,500                 1,000
Robert G. Schwartz.......                    22,000                 2,400
C. J. Silas..............                     7,000                 4,400
Richard E. Thomas........                   193,955(9)                200(10)
Dolores D. Wharton.......                     3,000                    --
All directors and executive
officers as a group
(27 persons).............                1,832,694(11)             17,250
- --------------------

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the common stock of the Corporation or Ascent.
(2) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of COMSAT Common Stock includes shares that may be acquired within 60 days after March 1, 1996 through the exercise of options as follows: Ms. Alewine, 165,984 shares; Mrs. Benson, 20,000 shares; Mr. Colodny, 10,000 shares; Mr. Crockett, 343,900 shares; Mr. Freeman, 14,000 shares; Sen. Goldwater, 10,000 shares; Mr. Hauspurg, 10,000 shares; Mr. Laird, 20,000 shares; Dr. Likins, 15,000 shares; Mr. Love, 13,000 shares; Mr. Lyons, 137,750 shares; Mr. Mario, 172,264 shares; Mr. Schwartz, 20,000 shares; Mr. Silas, 6,000 shares; Mr. Thomas, 53,750; Mrs. Wharton, 2,000; and all directors and executive officers as a group, 1,255,555 shares. Mr. Hurtt's beneficial ownership is shown as of March 21, 1996.
(3) Includes 58,750 shares which are restricted against transfer and 550 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1995.
(4) Includes 2,400 shares held by Mrs. Crockett with respect to which Mr. Crockett disclaims beneficial ownership. Also includes 103,500 shares which are restricted against transfer and 8 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1995. Mr. Crockett beneficially owned 1% of the Corporation's outstanding Common Stock as of March 1, 1996.
(5) Includes 2,850 shares over which Dr. Likins shares voting power and investment power with Mrs. Likins.
(6) Includes 2,500 shares held in a trust over which Mr. Love has no voting power and shared investment power.
(7) Includes 56,750 shares which are restricted against transfer and 548 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1995.
(8) Includes 50,250 shares which are restricted against transfer and 1,856 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1995.
(9) Includes 104,371 shares over which Mr. Thomas shares voting power and investment power with Mrs. Thomas. Also includes 12,500 shares which are restricted against transfer and 5,784 shares which are held in the COMSAT RSI, Inc. Employee Stock Ownership Plan as of December 31,
     1995.
(10) Mr. Thomas shares voting power and investment power for the shares with Mrs. Thomas.
(11) Includes 2,400 shares with respect to which beneficial ownership is disclaimed. Also includes an aggregate of 365,104 shares which are restricted against transfer, which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1995, or which are held in the COMSAT RSI, Inc. Employee Stock Ownership Plan as of December 31, 1995. All directors and executive officers as a group beneficially owned 3.7% of the Corporation's outstanding Common Stock as of March 1, 1996.

Section 16(a) Reports

     A trust in which Howard M. Love, a director of the Corporation, holds a beneficial interest inadvertently omitted to report one transaction in 1993 and filed a late report for that transaction in 1996. Arthur R. Sando, a former executive officer of the Corporation, filed a late report in 1995 related to the disposition of the remaining shares held in his Employee Stock Purchase Plan account. Warren Y. Zeger, an executive officer of the Corporation, filed an annual report on Form 5 which reported one transaction approximately one month late that he believed had been reported in the prior month.

           ITEM 2. PROPOSED AMENDMENTS TO NON-EMPLOYEE DIRECTORS
                             STOCK OPTION PLAN

     The Non-Employee Directors Stock Option Plan (the Plan) was adopted by the Board of Directors and approved by the shareholders in 1988. Amendments to the Plan were adopted and approved by the Board of Directors and the shareholders in 1990 and 1993. The Plan is described under the caption "Other Information Concerning Directors -- Directors Compensation."

     At its meeting held on February 16, 1996, the Board of Directors adopted two amendments to the Plan that are subject to the approval of the shareholders. The first amendment, if approved, would authorize the annual grant of 600 shares of the Corporation's Common Stock, or 600 phantom stock units (PSUs) if a director elects to defer receipt of the shares, in lieu of a portion of the current annual cash retainer paid to directors.

     Non-employee directors, except for the chairman, currently receive an annual cash retainer of $21,500 paid in quarterly installments. If the amendment is approved, the annual cash retainer would be reduced to $10,000 beginning in 1996. The $10,000 cash retainer and the 600-share stock award under the Plan would be paid at the first meeting of the Board of Directors after each Annual Meeting to directors who are elected at the Annual Meeting or who then serve as Presidential appointees. Non-employee directors elected by the Board or appointed by the President to fill vacancies would receive a prorated cash retainer and share grant based on the number of full months such director serves between his or her election or appointment and the next Annual Meeting.

     Under the proposed amendment, directors may elect to defer receipt of the annual stock award and receive PSUs in lieu thereof. The PSUs would be held in an account for the director pending his or her retirement or termination of service on the Board.
Upon payment of a dividend on the Corporation's Common Stock, an equivalent amount would be converted to PSUs, based on the fair market value of the stock on the dividend payment date, and would be credited to the director's account. The PSUs would increase or decrease in value based on an equivalent number of shares of the Corporation's Common Stock. Upon retirement or termination of service, a director would receive payment in shares of the Corporation's Common Stock equal to the number of PSUs credited to his or her account under the Plan.

     If the amendment is approved, the Corporation's non-employee directors other than Mr. Laird, who is compensated separately as Chairman, currently consisting of 13 persons, would each receive a stock award of 600 shares or a like amount of PSUs, or 7,800 shares or PSUs in the aggregate, under the Plan. Based on the average of the high and low sales prices for the Corporation's Common Stock on March 1, 1996, such shares or PSUs would have had an aggregate fair market value of $180,863 on that date. The actual number of shares or PSUs awarded in any year may vary depending on the number of non-employee directors serving as of the first Board meeting after the Annual Meeting and the timing of Presidential appointments.

     The purpose of this amendment is to more closely align the interests of directors with those of the shareholders by replacing a portion of the cash compensation currently paid to non-employee directors with a stock award. The amendment is also consistent with recent compensation changes adopted by the Board of Directors and the Corporation's current executive compensation policies which are designed to align the interests of senior management and the shareholders. See "Committee on Compensation and Management Development Report on Executive Compensation."

     The second amendment, if approved, would accelerate the vesting of options granted or the payment of shares deferred under the Plan upon the occurrence of certain events defined as a "Change of Control." Under the proposed amendment, a "Change of Control" would include: (1) the acquisition by any person (other than the Corporation or an employee benefit plan sponsored by the Corporation) of beneficial ownership of 50% or more of the outstanding voting securities of the Corporation; (2) any change in the composition of the Board of Directors such that the elected directors as of the date of approval of the amendment (the Incumbent Directors) cease to constitute a majority of the Board (provided that any individual whose nomination or election is approved by a vote of three-fourths of the then Incumbent Directors shall be treated as an Incumbent Director); (3) approval by the shareholders of a merger, share exchange, swap, consolidation, recapitalization or other business combination which, if consummated, would result in the Corporation's shareholders holding less than 60% of the combined voting power of the Corporation, the surviving entity or its parent (as applicable); (4) approval by the shareholders of the liquidation or dissolution of the Corporation, or sale by the Corporation of all or substantially all of the Corporation's assets, other than to an entity 80% of the combined voting power of which would be beneficially owned by the Corporation's then existing shareholders; or (5) any event which would have to be reported as a "change of control" under the regulations governing the solicitation of proxies by the SEC. The Satellite Act and the Corporation's Articles of Incorporation impose certain limitations on the amount of Common Stock that may be beneficially owned or voted by any one person or affiliated group. See "Ownership of Common Stock." Accordingly, in the absence of amendment of the Satellite Act and the Corporation's Articles of Incorporation, it is unlikely that a Change of Control would occur under clause (1) of the above definition.

     Under the amendment, the Board of Directors would retain the authority to determine in advance that the "Change-of-Control" provisions would not apply to a particular transaction. In the event of such a determination, the vesting of options granted or the payment of PSUs credited under the Plan would not be accelerated. This provision is intended to afford the Board of Directors flexibility in structuring transactions and to encourage negotiated transactions.

     Options granted under the Plan currently become 50% exercisable one year after the date of grant, and the remaining 50% becomes exercisable two years after the date of grant. The Plan does not currently authorize the acceleration of vesting in the event of a change of control.

     The purpose of the second amendment is to assure that the Board of Directors places the interests of shareholders first in considering potential change-of-control transactions without having to be distracted by personal financial considerations related to the treatment of unvested options in such a transaction. The Board believes that the proposed amendment will protect shareholder interests by promoting the objective, disinterested evaluation of potential change-of-control transactions. The amendment also would enhance the Corporation's ability to attract and retain qualified directors, thereby promoting Board stability and continuity.

     If the amendments are approved, the Plan will be renamed the "COMSAT Corporation Non-Employee Directors Stock Plan." The remaining provisions of the Plan will continue in effect. The Corporation will continue to grant annually in March to each non-employee director, who was serving on the date of the Annual Meeting of Shareholders for the prior year, an option to purchase 4,000 shares of the Corporation's Common Stock at an exercise price equal to the fair market value on, and with an expiration date
15 years from, the date of grant.

     The Board of Directors recommends a vote FOR this proposal. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.


            COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT
                      REPORT ON EXECUTIVE COMPENSATION

     The Committee on Compensation and Management Development, which is composed of independent outside directors, is responsible for establishing and administering the Corporation's executive compensation philosophy. Set forth below is the Committee's report on the 1995 compensation of the executive officers of the Corporation, including Mr. Crockett, the Chief Executive Officer, and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers).

     The Corporation's executive compensation philosophy is designed to attract, motivate and retain talented executives critical to the long-term success of the Corporation. The hallmark of this philosophy is to subject executive compensation to increased risk and performance incentives, and to align more closely the interests of management and shareholders. The main components of this philosophy are annual compensation, consisting of salary plus bonuses awarded under the Corporation's Annual Incentive Plan, and long-term compensation, consisting of stock- based incentives. The Committee reviews and recommends to the Board the annual compensation of all executive officers, and reviews and approves executive officers' long-term compensation.

     There are two groups of competitive companies that are used in the executive compensation analysis. The first group, consisting of the larger companies that make up the Peer Group Index discussed under the caption "Performance Graph," is used to compare executive compensation strategy and practices. The second group, consisting of companies in the telecommunications and entertainment industries with revenues more comparable to the Corporation's, is used to benchmark competitive compensation levels.

Annual Compensation

     A salary cap has been established for each executive officer position based on the 50th percentile of base salary for similar positions in the competitive companies. The salary cap is adjusted as changes in the 50th percentile occur in the marketplace.
If an executive's base salary reaches the cap, both the executive's base salary and the salary cap are frozen for three years. The salary cap is again subject to adjustment at the end of the three-year period based on changes in the 50th percentile of base salary during this period, at which time the executive's base salary may be increased if the cap is increased. Total annual compensation - base salary and bonus - is targeted at the 75th percentile for comparable positions in the competitive companies. Thus, each year that an executive's base salary is frozen by the salary cap, the portion of total annual compensation that may be awarded as a bonus may increase. The amount of any bonus increase will be determined by the Board based on the salary cap and adjustments to the 75th percentile of total annual compensation to take account of changes in the competitive market.

     The reason for this approach is to put more of each executive officer's total compensation at risk under the performance-driven annual bonus process, thus producing greater incentive to perform. In January 1993, Mr. Crockett recommended to the Committee that, for the period through 1995, his base salary be frozen at $350,000, the cash portion of his bonus be no higher than $400,000, and a portion of his annual bonus be awarded in the form of long-term compensation. The Committee approved these recommendations, placing a greater portion of Mr. Crockett's compensation at risk in the long-term compensation program where the ultimate value realized is dependent on the Corporation's stock price in the future.

     An outside consultant was selected to do analyses of competitive compensation for the Chief Executive Officer based on the principles outlined above. The Committee used this data in determining Mr. Crockett's bonus for 1995 in light of the performance of the Corporation as well as Mr. Crockett's individual performance. Under Mr. Crockett's leadership, the Corporation continued to implement the long-term strategic plan for its international communications and entertainment businesses that it adopted in 1994. Although the Corporation accomplished many of its strategic goals for 1995, the Corporation's Profit Before Tax performance did not meet the objectives set for the year. Taking all of these factors into account, the Committee recommended to the Board a total 1995 bonus award of $240,000, a 50% reduction from 1994, of which $160,000 would be paid in cash with the balance being paid in phantom stock and thus placed at risk under the long-term compensation plan in accordance with the executive compensation philosophy. The Board approved the Committee's recommendation.

     The bonus opportunities for other executive officers for 1995 were based on target award percentages of base salary for each position determined by the Committee. A portion of each target award was tied to corporate and business unit performance criteria based on the achievement of one or more financial measures as compared to planned performance, and individual performance criteria based on Mr. Crockett's evaluation of each individual executive officer's achievement of established performance goals for the year. The actual award increased or decreased in relation to the target award, depending on the actual results. The Committee recommended a bonus award for each executive officer based on the targets established by the Committee and the performance measures noted above. The Board had final approval authority for these awards.

Long-Term Compensation

     Long-term compensation is an integral element of the Corporation's executive compensation philosophy because the Committee believes that stock ownership by senior management and stock-based performance-compensation arrangements enhance shareholder value. The Corporation's long-term compensation strategy includes a blend of stock compensation. For 1995, awards by the Committee consisted of non-qualified stock options, restricted stock awards (RSAs) and phantom stock units (PSUs). These awards were consistent with ranges in the revenue group of competitive companies which were developed by an independent compensation consulting firm, and which were reviewed and accepted by the Committee.

     A significant portion of executive compensation is represented by stock options granted at fair market value which the Committee believes provide a strong tie to shareholder interests. In January 1995, Mr. Crockett was awarded 130,000 of such stock options. Similar awards were granted to the other Named Executive Officers: three received 55,000 stock options, and one received 60,000 stock options. These stock option awards were determined on the basis of two factors. First, the Committee established target award guidelines for each executive officer based on long-term compensation for comparable positions in the competitive companies. Second, the Committee approved the actual awards for each executive officer based on these guidelines and performance recommendations made by Mr. Crockett based on his evaluation of each officer's performance for 1994. The recommendation for Mr. Crockett was made to the Committee based on the competitive ranges developed by the independent consulting firm.

     RSAs are restricted shares of COMSAT stock which are granted to executive officers and selected key employees as a retention device based on the vesting schedule established by the Committee for each grant. The vesting of RSAs is subject to both a length of service requirement and the achievement of objective performance-based criteria which have been approved by the Committee. The percent of the award earned is based on the level of achievement of the performance objectives over the performance period established by the Committee. The RSAs earned then become subject to vesting over an additional 1, 2 and 3 years at the rate of 20%, 40% and 40%, respectively. In January 1995, Mr. Crockett received 20,000 RSAs, and each of the other Named Executive Officers received 7,500 RSAs. The number of RSAs granted to Mr. Crockett was in recognition of his position as CEO and his performance in that position during 1994, and was designed to put more of his total compensation at risk in the form of long-term compensation. The number of RSAs granted to each of the other Named Executive Officers was based on the guidelines developed by the independent compensation consulting firm discussed above.

     The performance-based criteria applicable to RSAs are intended to ensure the Federal tax deductibility under Section 162(m) of the Internal Revenue Code of compensation paid to the Corporation's executive officers pursuant to RSAs. The Corporation intends to preserve the tax deductibility under Section 162(m) of all compensation paid to its executive officers.

     PSUs are equivalent in value to shares of COMSAT stock and vest at the end of a period of years determined by the Committee. In January 1995, the Committee awarded PSUs to the Named Executive Officers in lieu of a portion of the cash bonus that otherwise would have been paid to them for 1994 under the Annual Incentive Plan as follows: Mr. Crockett received 7,940 PSUs for $125,000 of bonus; three others received 1,590 PSUs for $25,000 of bonus; and one received 4,765 PSUs for $75,000 of bonus. These PSUs vest after 3 years. In keeping with the Corporation's executive compensation philosophy, these actions serve as a retention device and also put more of each Named Executive Officer's total compensation at risk since the amount ultimately realized is dependent on the Corporation's stock price at the end of the 3-year vesting period.

Modification of Compensation Philosophy in 1996

     During 1995, the Committee engaged an independent consultant to evaluate the effectiveness of the executive compensation philosophy that had been in place since 1993. Based on the consultant's report, the Committee concluded that annual cash compensation levels for the five highest paid executives have fallen significantly behind the market while total compensation (annual cash compensation plus long-term compensation) has been achieving desired 75th percentile positioning. However, the combination of low base salaries, aggressive annual incentive targets and above-market long-term compensation is causing salary compression below the executive officer level where annual incentive and long-term compensation comprises a smaller percentage of the total compensation package.

     Beginning in 1996, the Committee decided to modify the executive compensation philosophy to reflect a compensation mix that is more consistent with market practice. This involves setting base salaries at competitive levels and lowering annual incentive targets to achieve competitive cash compensation when business results are attained. The Corporation will continue to use a mix of long-term compensation, awarding stock options to the median of the market and performance-based restricted stock to the 75th percentile which will be earned if the business achieves a high level of performance over the long term.

Stock Ownership Guidelines

     The Committee believes that stock ownership by management is an important factor which strengthens and reinforces the linkage between increased shareholder value and executive compensation. The Committee has established guidelines for target levels of stock ownership to be attained over the next five years by all executive officers and key employees who regularly receive grants from the Key Employee Stock Plan. While compliance with these guidelines is voluntary, the Committee will review executives' progress toward these goals annually.

Committee on Compensation and Management Development

Edwin I. Colodny, Chairman
Neal B. Freeman
Robert G. Schwartz
C. J. Silas
Dolores D. Wharton

                          EXECUTIVE COMPENSATION

     The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers) for the three fiscal years ended December 31, 1995.

                         SUMMARY COMPENSATION TABLE

                                       Annual Compensation        Long-Term Compensation
                                 -------------------------------  ----------------------

                                                       Other      Restricted  Securities       All
                                                       Annual       Stock     Underlying      Other
   Name and Principal            Salary     Bonus   Compensation   Award(s)     Options   Compensation
       Position           Year     ($)       ($)       ($)(2)       ($)(3)        (#)        ($)(5)
- ------------------------  ----  --------  --------  ------------  ----------  ----------  ------------
Bruce L. Crockett,        1995  $350,000  $160,000     $ 6,142    $  547,091    130,000     $135,405
  President & Chief       1994   350,000   350,000      28,930     1,139,050    200,000      140,215
  Executive Officer       1993   350,000   400,000       3,759     1,119,148    200,000      116,783

Betty C. Alewine,         1995   226,923   140,000         448       178,363     55,000       23,339
  President, COMSAT       1994   210,000   190,000         387       562,788     80,000       31,221
  International           1993   200,000   180,000         697       552,079     80,000       25,777
  Communications

Charles Lyons,            1995   328,461   150,000       1,886       382,113    352,500 (4)  303,275
  President, Ascent       1994   210,000   190,000         992       562,788     80,000       38,803
  Entertainment Group,    1993   200,000   180,000       4,340       552,079     80,000       32,136
  Inc.

Ronald J. Mario,          1995   217,500    90,000       2,161       178,363     60,000       64,758
  Senior Vice President,  1994   210,000   130,000       3,350       562,788     80,000       58,029
  Business Development    1993   200,000   155,000       1,100       552,079     80,000       45,594

Richard E. Thomas         1995   315,071   140,000           0       239,680     55,000        6,648
  President, COMSAT RSI,  1994   181,740   150,000           0       431,281     80,000        4,251
  Inc.  (1)
- ---------------

(1) Mr. Thomas became an executive officer on June 3, 1994, when he became President, COMSAT RSI, Inc., upon consummation of the acquisition of Radiation Systems, Inc. His compensation for 1994 reflects amounts paid after that date.

(2) Other Annual Compensation shown for 1993, 1994 and 1995 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10 percent of individual combined salary and bonus for the Named Executive Officer in each year.

(3) Includes restricted stock awards (RSAs), restricted stock units (RSUs) and phantom stock units (PSUs). Dividends are paid on RSAs granted in 1993 and 1995. For performance-based RSAs granted in 1994, dividend equivalents are paid with respect to the performance period, and dividends will be paid during the subsequent vesting period on shares earned under the applicable performance measures. Half of the RSAs granted to Named Executive Officers in 1994 will be forfeited in 1996 based on the non-satisfaction of certain required performance measures during 1994 and 1995. Dividend equivalents are paid on RSUs and PSUs. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers as of December 31, 1995, are as follows:

                             Number of         Value as of
                           RSAs/RSUs/PSUs        12/31/95
                           --------------      -----------
     Mr. Crockett.........    135,910          $2,590,784
     Ms. Alewine..........     66,285           1,263,558
     Mr. Lyons............     76,285           1,454,183
     Mr. Mario............     66,285           1,263,558
     Mr. Thomas...........     30,765             586,458


(4) Includes options to acquire 55,000 shares of the Corporation's Common Stock and options to acquire 297,500 shares of Ascent's common stock.

(5) All Other Compensation for 1995 includes the following elements: (i) unused credits under the Corporation's cafeteria plan that were paid in cash to the Named Executive Officers; (ii) time off buy-back under the Corporation's cafeteria plan that was paid in cash to the Named Executive Officers; (iii) contributions by the Corporation to the Corporation's 401(k) Plan on behalf of the Named Executive Officers;
     (iv) above-market interest accrued for the Named Executive Officers under the Corporation's Deferred Compensation Plan; and (v) life insurance premiums for the Named Executive Officers. The life insurance premiums shown for Mr. Thomas represent the premiums paid by the Corporation with respect to a term life insurance policy for him. The life insurance premiums shown for the other Named Executive Officers represent split dollar premiums which include (i) the value of the premiums paid by the Corporation with respect to the term life insurance portion of the policy for each Named Executive Officer, determined under the P.S. 58 table published by the Internal Revenue Service, and (ii) the value of the benefit to each Named Executive Officer of the remainder of the premiums paid by the Corporation, determined by calculating the present value of the cumulative interest payments that would be made based on the assumption that the premiums were loaned to each Named Executive Officer at an interest rate of 7.5% until the Named Executive Officer reaches the normal retirement age of 65, at which time the policy splits and the premiums are refunded to the Corporation. All Other Compensation for Mr. Lyons also includes $249,576 of additional compensation awarded to him in connection with his services during 1995 as President of Ascent prior to commencement of his employment agreement with Ascent in December 1995, which is described under the caption "Executive Compensation -- Employment Agreements." This amount, which was determined on the basis of Ascent's financial performance for 1995, has been credited to a deferred compensation account that will earn interest annually and be paid to Mr. Lyons at the end of his employment agreement if he remains employed for the full five-year term. All Other Compensation for Mr. Thomas also includes a $2,000 service award.

                                                       Above-
                     Unused  Time Off   401(k) Plan    Market   Life Insurance
                    Credits  Buy-Back  Contributions  Interest     Premiums
                    -------  --------  -------------  --------  --------------
Mr. Crockett....... $14,112   $7,000      $5,262      $80,662      $28,369
Ms. Alewine........   2,803        0       5,700        5,359        9,477
Mr. Lyons..........  12,341    7,030       5,700       13,058       15,570
Mr. Mario..........       0    4,200       5,700       40,138       14,720
Mr. Thomas.........       0        0           0            0        4,648

Option Grants

     The following table sets forth information on options granted to the Named Executive Officers in 1995.


                     OPTION GRANTS IN LAST FISCAL YEAR

                                                 Individual Grants
                          ------------------------------------------------------------
                               Number of
                              Securities         % of Total
                          Underlying Options       Options      Exercise
                               Granted           Granted to      Price     Expiration     Grant Date
          Name                  (#)(1)          Empl in FY(2)    ($/Sh)        Date     Present Value(3)
          ----            ------------------   ---------------  ---------  -----------  ----------------
Bruce L. Crockett........       130,000            14.81%       $19.3125    01/20/05      $  694,200
Betty C. Alewine.........        55,000             6.27         19.3125    01/20/05         293,700
Charles Lyons............        55,000             6.27         19.3125    01/20/05         293,700
                                297,500            32.23         15.0000    12/18/05       2,115,225
Ronald J. Mario..........        60,000             6.84         19.3125    01/20/05         320,400
Richard E. Thomas........        55,000             6.27         19.3125    01/20/05         293,700
- ---------------

(1) Except for the second option grant to Mr. Lyons, the options shown were granted on January 20, 1995 to acquire the Corporation's Common Stock and vest as follows: 25% on

     January 20, 1996; another 25% on January 20, 1997; and the remaining 50% on January 20, 1998. The second option grant to Mr. Lyons was made on December 18, 1995 to acquire 297,500 shares of the common stock of Ascent and vests as follows: 10% on December 18, 1996; 15% on December 18, 1997; 25% on December 18, 1998; another 25% on December 18, 1999;
     and the remaining 25% on December 18, 2000; provided that the option will not vest to any extent prior to December 18, 1998 if the Corporation continues to own at least 80% of Ascent.

(2) The total number of COMSAT options granted to key employees in 1995 was 877,650; the total number of Ascent options granted to Ascent employees in 1995 was 923,000.

(3) The Corporation and Ascent used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 3.38% for the Corporation and 0.0% for Ascent; stock price volatility of 0.28; a 10-year option term; a risk-free rate of return of 5.84% for the Corporation and 5.71% for Ascent; a retention discount of 3.0%; and the vesting schedule described in footnote 1 above for the Corporation and Ascent. The use of this model is in accordance with SEC rules; however, the actual value of an option realized will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

Option Exercises and Fiscal Year-End Values

     The following table sets forth information on (1) options exercised by the Named Executive Officers in 1995, and (2) the number and value of their unexercised options as of December 31, 1995.

       AGGREGATED OPTION EXERCISES IN 1995 AND 12/31/95 OPTION VALUES

                                                  Number of Securities          Value of Unexercised
                                                 Underlying Unexercised             In-The-Money
                                                   Options at 12/31/95          Options at 12/31/95
                                               ---------------------------  ---------------------------
                             Shares
                           Underlying
                             Options    Value
                           Exercised  Realized  Exercisable  Unexercisable  Exercisable   Unexercisable
Name                          (#)       ($)         (#)           (#)           ($)            ($)
- ----                        ---------- -------- ------------ -------------- ------------ ---------------
Bruce L. Crockett........   126,850   $744,645    161,400       380,000      $  9,605       $        0
Betty C. Alewine.........         0          0     92,234       155,000       285,815                0
Charles Lyons............         0          0     64,000       155,000        52,375                0
                                  0          0          0       297,500*            0           74,375
Ronald J. Mario..........     2,000     11,687     97,264       160,000       298,129                0
Richard E. Thomas........         0          0     20,000       115,000             0                0
- ---------------

* Option to acquire Ascent common stock. All other options shown are to acquire COMSAT Common Stock.

Pension Plans

     The following table shows the estimated annual benefits payable upon retirement under the Corporation's Retirement Plan to persons in the salary and years-of-service classifications specified. The Internal Revenue Code limits the annual benefits payable under the Retirement Plan. Under this limitation, the maximum annual benefit for 1995 is $120,000.

                             Estimated Annual Benefits Payable Upon Retirement
                           ----------------------------------------------------

                                              Years of Service
                           ----------------------------------------------------
Average Annual Salary          15        20         25         30         35
- ---------------------      --------   --------   --------   --------   --------

$100,000.................  $ 25,870   $ 37,366   $ 43,662   $ 52,558   $ 58,367
 150,000.................    40,170     57,346     67,962     81,858     90,792
 200,000.................    52,827     75,683     90,619    109,515    120,000
 250,000.................    62,615     91,152    110,407    120,000    120,000
 300,000.................    70,615    104,831    120,000    120,000    120,000
 350,000.................    78,615    118,511    120,000    120,000    120,000

     The compensation covered by the Retirement Plan includes only base salary. Benefits are determined on a straight life annuity basis under a formula based on length of service and average annual base salary for the highest five consecutive years during the final 10 years of employment. Prior to 1989, benefits were offset by a portion of each participant's estimated Social Security benefits. Beginning in 1989, each participant accrues a benefit at a specified percentage of salary up to the Social Security wage base, and at a higher percentage of salary above the Social Security wage base. The years of credited service for the Named Executive Officers as of December 31, 1995 are: 15 for Mr. Crockett; 9 for Ms. Alewine; 5 for Mr. Lyons; and 10 for Mr. Mario. Mr. Thomas is not a participant in the Retirement Plan, and Mr. Lyons ceased accruing benefits under the Retirement Plan as of December 31, 1995.

     The Corporation also maintains the Insurance and Retirement Plan for Executives, which covers those executive officers and other key employees who are designated by the Board of Directors to participate. The plan provides an annuity for life equal to 60% (70% for the Chief Executive Officer) of the participant's average annual compensation (salary and incentive compensation) during the 48 consecutive months of highest compensation (or during all consecutive months of employment if the participant has been employed less than 48 months), offset by pension benefits payable under the Retirement Plan, the qualified retirement plans of former employers, Social Security, and government and military pensions.

     Payment begins upon the participant's normal retirement at age 65. A participant may retire as early as age 55 (but only with the Board's consent if before age 62) and receive an annuity reduced by 3% for each year payment begins before age 62. For employees who became participants in the Plan before January 1, 1993, benefits vest ratably over the first five years of the participant's service. For employees who become participants in the plan on or after January 1, 1993, benefits are 50% vested after five years of service and then vest an additional 10% per year over the following five years of service, provided that the sum of the participant's age and years of service equals 60.

     The annual benefits payable upon retirement at age 65 based upon the 48 consecutive months of highest compensation as of December 31, 1995 for each of the Named Executive Officers are: $435,897 for Mr. Crockett; $187,120 for Ms. Alewine; $174,499 for Mr. Mario; and $211,037 for Mr. Thomas. Mr. Crockett, Ms. Alewine, Mr. Mario and Mr. Thomas are each 100% vested in the Plan. Mr. Lyons is not a participant in the Plan.

Employment Agreements

     Ascent and Mr. Lyons have entered into a five-year employment agreement that became effective upon completion of Ascent's initial public offering on December 18, 1995. Pursuant to the agreement, Mr. Lyons' base salary is $500,000 per year, subject to increases at the discretion of Ascent's board of directors. Mr. Lyons is also eligible for an annual bonus based on performance measures determined by Ascent's compensation committee with a target bonus equal to 70% of Mr. Lyons' base salary. Pursuant to the agreement, Mr. Lyons was granted an option to purchase 297,500 shares of Ascent's common stock, which represented 1% of Ascent's outstanding stock upon completion of Ascent's initial public offering, at the offering price of $15 per share. The option vests 10% after one year, an additional 15% after two years and an additional 25% each year thereafter until fully vested. Until the third anniversary of the grant, Mr. Lyons (i) may not exercise the option so long as COMSAT owns at least 80% of Ascent's common stock and (ii) is not eligible for any further option grants. Pursuant to the agreement, Mr. Lyons' participation in COMSAT's executive compensation plans ceased and Mr. Lyons will participate in benefit plans offered to executives of Ascent. However, existing COMSAT stock and option awards granted to Mr. Lyons will continue to vest according to their respective vesting schedules.

     If Mr. Lyons' employment is terminated without "cause" (as defined in the agreement), or if Mr. Lyons elects to terminate his employment as a result of certain events defined in the agreement which have the effect of a constructive termination, Mr. Lyons will be entitled, for the remainder of the term of the agreement as if the agreement had not been terminated, to receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement; provided that if Mr. Lyons becomes employed during such period, any compensation from such employment will offset up to 50% of the amounts owed by Ascent pursuant to the agreement. In addition, Mr. Lyons' employment agreement provides that upon a "Change of Control Event" (as defined in the agreement), Mr. Lyons will be entitled to elect to terminate his employment with Ascent and receive the same benefits described in the preceding sentence. A "Change of Control Event" is defined as an affirmative determination, either jointly by Mr. Lyons and the board of directors of Ascent or pursuant to an arbitration which Mr. Lyons has the right to invoke, that any "change of control" of Ascent (defined as an event as a result of which a person or entity other than COMSAT owns 50% or more of the voting stock of Ascent) or prospective change of control would be reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Lyons' employment or the compensation payable to Mr. Lyons under such agreement.

     The Corporation and Mr. Thomas entered into a three-year employment agreement that became effective upon the Corporation's acquisition of Radiation Systems, Inc. (RSi) on June 3, 1994. The agreement provides that Mr. Thomas will receive a minimum salary of $315,000, subject to annual review for merit-based increases. The agreement also guaranteed Mr. Thomas a minimum bonus of $100,000 for 1994, which was paid in January 1995, and provides for subsequent annual bonuses as determined by the Corporation's Compensation Committee. The agreement also provides that Mr. Thomas will be entitled to receive retention bonuses so long as he remains employed by the Corporation on the date such bonuses are payable. Mr. Thomas was paid a retention bonus of $50,000 in each of 1994 and 1995, and will be eligible to receive additional retention bonuses of $50,000 and $100,000 if he continues to be employed by the Corporation on the second and third anniversaries of the effective date of the agreement, respectively. The agreement provides further for the grant to Mr. Thomas of options to purchase 80,000 shares of the Corporation's Common Stock and of a restricted stock award of 18,500 shares of Common Stock. The terms of the option and restricted stock awards are the same as awards made to other executives of the Corporation. Under the terms of the agreement, Mr. Thomas is also entitled to receive the same types of benefits generally made available by the Corporation to its senior management group. If Mr. Thomas' employment with the Corporation is constructively terminated, Mr. Thomas will be paid in a lump sum (i) his then current base salary through the remainder of the employment period and
(ii) an amount equal to his last bonus under the Corporation's Annual Incentive Plan multiplied by the number of January months remaining in the employment period.

     The Corporation has entered into an agreement with Mr. Mario pursuant to which Mr. Mario will serve as Senior Vice President, Business Development through June 30, 1996. The Corporation's President may extend Mr. Mario's service through December 31, 1996. After Mr. Mario's service as Senior Vice President ends, Mr. Mario's employment with the Corporation will continue until July 1, 1998, when Mr. Mario will retire from the Corporation. Until Mr. Mario retires, he will receive an annual salary of $225,000 and will continue to participate in the Corporation's executive benefit plans. The agreement provides for Mr. Mario to be entitled to receive stock-based awards (options and restricted stock) for 1995 and annual bonuses for 1995 and the portion of 1996 for which he serves as Senior Vice President. However, Mr. Mario will not be entitled to any bonuses or stock-based awards thereafter. The Corporation's Compensation Committee has agreed to recommend to the Board of Directors, upon the completion of Mr. Mario's service as Senior Vice President, that the Board approve Mr. Mario's early retirement under the Corporation's Insurance and Retirement Plan for Executives on July 1, 1998, in which case retirement benefits under the plan would commence on that date subject to actuarial reduction as provided in the plan.

Change in Control Arrangements

     Certain of the Corporation's benefit and compensation programs have provisions that are intended to assure the continuity and stability of management and the Board of Directors necessary to protect shareholders' interests, and to protect the rights of the participants under those programs, in the event of a "Change of Control" of the Corporation. A "Change of Control" for this purpose is defined in the same manner as described above under the caption "Item 2. Proposed Amendments to Non-Employee

Directors Stock Option Plan." The following actions will take place upon the occurrence of a Change of Control: (1) the vesting of all stock options, RSAs, RSUs and PSUs will be accelerated under the Corporation's 1990 and 1995 Key Employee Stock Plans and Annual Incentive Plan; (2) the deferred compensation accounts under the Corporation's Directors and Executives Deferred Compensation Plan, Annual Incentive Plan and Non-Employee Directors Stock Option Plan (if the amendments with respect to this plan discussed under the caption "Item 2. Proposed Amendments to Non-Employee Directors Stock Option Plan" are approved by the shareholders at the Annual Meeting) will become immediately payable; (3) participants in the Split Dollar Insurance Plan will receive fully-paid individual policies; (4) directors will receive an immediate lump sum payment of their accrued benefits under the Directors Retirement Plan using present value assumptions; and (5) participants in the Corporation's Insurance and Retirement Plan for Executives will become vested in their accrued benefits under the plan and will receive an immediate lump sum payment using present value assumptions.

     The Board of Directors retains the authority under the Change-of-Control provisions to determine that the provisions should not apply to a particular transaction. In the event of such a determination, the vesting of stock awards and the payment of various plan benefits would not be accelerated. This feature is intended to afford the Board of Directors flexibility in structuring transactions and to encourage negotiated transactions.


                             PERFORMANCE GRAPH

     The following line graph compares the cumulative total shareholder return for the Corporation's Common Stock with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index constructed by the Corporation for the five fiscal years beginning on January 1, 1991, and ending on December 31, 1995.

           Comparison of Five-Year Cumulative Total Return Among
                  COMSAT, S&P 500 Index & Peer Group Index

          (Assumes $100 Invested on December 31, 1990 & Dividends
                                Reinvested)

[The following table is presented in lieu of the performance graph appearing in the printed version of this document in accordance with Rule 304(d) of Regulation S-T:


                    1990    1991    1992    1993    1994    1995
                    ----    ----    ----    ----    ----    ----

COMSAT              $100    $150    $214    $275    $178    $185

S&P 500 Index        100     130     140     155     157     215

Peer Group*          100     114     136     154     146     206]

* Peer Group consists of three S&P Industry Groups: Telecommunications (Long-Distance) (AT&T, MCI and Sprint); Telephone Companies (Ameritech, Bell Atlantic, BellSouth, GTE, NYNEX, Pacific Telesis, Southwestern Bell and US West); and Entertainment (Walt Disney, King World Productions and Viacom).


           ITEM 3. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The shareholders will vote at the meeting to appoint independent public accountants to audit and certify to the shareholders the financial statements of the Corporation for the fiscal year ending December 31, 1996. The Board of Directors has recommended the appointment of Deloitte & Touche LLP as such independent public accountants; they acted in such capacity for fiscal year 1995. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

     The directors recommend a vote FOR the appointment of Deloitte & Touche LLP as independent public accountants. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.


                        ITEM 4. SHAREHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 200 shares of Common Stock of the Corporation, has given notice that she will introduce the following resolution at the meeting:

     RESOLVED: "That the stockholders of COMSAT assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

     REASONS: "Full disclosure on these matters is essential at COMSAT because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies."

     "Last year the owners of 3,334,601 shares, representing approximately 10.5% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

     The directors oppose this proposal.

     The directors believe that existing laws and regulations regarding the conduct of former government employees in their relationships with government agencies and the disclosure required by those laws provide ample safeguards against impropriety. In addition, under the rules of the SEC, the Corporation must disclose the past five years business experience of each director and executive officer in the Corporation's Proxy Statement or Annual Report on Form 10-K. In this regard, the proposal is unnecessary.

     The proposal would require the management to inquire into the backgrounds of a large group of people, including not only the directors, executive officers, and other senior officers, but the large staffs of the several firms that serve the Corporation and provide legal counsel, consulting services, and investment banking advice. The burdens entailed are not offset by compensating benefits. The same proposal was defeated at the 1995 Annual Meeting of Shareholders by shareholders representing approximately 89.5% of the shares voted at the meeting.

     It is recommended that the shareholders vote AGAINST this proposal. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to be voted at the meeting.


                               OTHER MATTERS

     At April 12, 1996, the management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.

     The Corporation will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Corporation's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Corporation also has retained D. F. King & Co., Inc., of New York, N.Y., to assist in the solicitation, at a cost of $5,000. The Corporation will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

     Shareholders wishing to submit proposals for consideration at the 1997 Annual Meeting should submit them in writing to the Secretary, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817, to be received no later than December 13, 1996.

     This proxy statement is provided by direction of the Board of Directors.



                                 \s\ Warren Y. Zeger

                                    Warren Y. Zeger
                    Vice President, General Counsel and Secretary

April 12, 1996




- -----------------------------------------------------------------

     A copy of the Corporation's Annual Report to the Securities and Exchange Commission for 1995 on Form 10-K, with a list of the exhibits, will be sent without charge to any shareholder of record or beneficial owner of shares of the Corporation's Common Stock upon receipt of a written request addressed to: Shareholder Services, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817. Any exhibit will be provided upon payment of the reasonable cost of providing such exhibit.

                     DIRECTIONS TO THE COMSAT BUILDING
                6560 ROCK SPRING DRIVE - BETHESDA, MARYLAND

     The COMSAT Building at Rock Spring Plaza in Bethesda, Maryland, is located on the corner of Rock Spring Drive and Fernwood Road. For shareholders who wish to use public transportation, take the Red Line of the Washington Metro to the Grosvenor Station. Take the #47 RIDE-ON bus, operated by Montgomery County Transit, to Fernwood Road and Rockledge Drive and walk to Rock Spring Plaza. It departs every half hour beginning at approximately 6:30 a.m., and the trip takes 10 minutes. Alternatively, you may take the #6 RIDE-ON express bus to Rock Spring Plaza. It departs every 10 minutes from 6:40 a.m. to 8:00 a.m.

     Set forth below is a map and instructions on how to get there by car. The COMSAT garage will be open for shareholders' parking on the first level
(P1).

[The graphic map reflecting the location of the COMSAT Building at Rock Spring Plaza in Bethesda, Maryland has been omitted in accordance with Rule 304 of Regulation S-T.]

From Frederick/I-270 South:
- ---------------------------

Take I-270 East toward Silver Spring. Exit at Old Georgetown Road and turn right. At the second light turn right on Democracy Boulevard. At the second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Silver Spring/I-495 West:
- ------------------------------

Take I-495 West to Exit 36 (Old Georgetown Road). Turn right on Old Georgetown Road (toward Rockville). At third light turn left on Democracy Boulevard. At second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Northern Virginia/I-495 North:
- -----------------------------------

Take I-495 North to I-270 Spur North. Take the first exit off of I-270 Spur (Democracy Boulevard East). At first intersection light turn left on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

                            [PROXY CARD - FRONT]

                     Directions to the COMSAT Building
                6560 Rock Spring Drive - Bethesda, Maryland

     The COMSAT Building at Rock Spring Plaza in Bethesda, Maryland, is located on the corner of Rock Spring Drive and Fernwood Road. For shareholders who wish to use public transportation, take the Red Line of the Washington Metro to the Grosvenor Station. Take the #47 RIDE-ON bus, operated by Montgomery County Transit, to Fernwood Road and Rockledge Drive and walk to Rock Spring Plaza. It departs every half hour beginning at approximately 6:30 a.m., and the trip takes 10 minutes. Alternatively, you may take the #6 RIDE-ON express bus to Rock Spring Plaza. It departs every 10 minutes from 6:40 a.m. to 8:00 a.m.

From Frederick/I-270 South:
- ---------------------------

Take I-270 East toward Silver Spring. Exit at Old Georgetown Road and turn right. At the second light turn right on Democracy Boulevard. At the second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Silver Spring/I-495 West:
- ------------------------------

Take I-495 West to Exit 36 (Old Georgetown Road). Turn right on Old Georgetown Road (toward Rockville). At third light turn left on Democracy Boulevard. At second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Northern Virginia/I-495 North:
- -----------------------------------

Take I-495 North to I-270 Spur North. Take the first exit off of I-270 Spur (Democracy Boulevard East). At first intersection light turn left on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

- --------------------------------------------------------------------------

                             COMSAT CORPORATION

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, May 17, 1996

        This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Bruce L. Crockett, Arthur Hauspurg and Robert G. Schwartz, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of COMSAT Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its shareholders to be held on May 17, 1996, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. If no directions are given, this proxy will be voted FOR Proposals 1 through 3 and AGAINST Proposal 4.

     Your vote for the election of Directors may be indicated on the reverse. Nominees are: Lucy Wilson Benson, Edwin I. Colodny, Bruce L. Crockett, Lawrence S. Eagleburger, Neal B. Freeman, Arthur Hauspurg, Caleb
B. Hurtt, Peter W. Likins, Howard M. Love, Robert G. Schwartz, C.J. Silas and Dolores D. Wharton.

     This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Meeting and vote in person, this proxy will not be used.

    Continued and to be signed and dated on reverse side.

                                            COMSAT CORPORATION
                                            P.O. BOX 11141
                                            NEW YORK, N.Y.  10203-0141

                            [PROXY CARD - BACK]

                             COMSAT CORPORATION

     The 1996 Annual Meeting of Shareholders of COMSAT Corporation will be held in the Charyk Conference Center, COMSAT Headquarters, 6560 Rock Spring Drive, Bethesda, Maryland, on May 17, 1996, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

1.   election of 12 directors;

2. action on a proposal to amend the Non-Employee Directors Stock Option Plan to (i) authorize the grant of share awards or phantom stock units, and (ii) provide for the vesting of participant's rights under the Plan in the event of certain changes in control;

3.   appointment of independent public accountants;

4. action on a shareholder proposal to require the reporting of governmental service during the past five years of certain of the Corporation's directors, officers and consultants; and

5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

     To be sure that your vote is counted, we urge you to complete and sign the proxy card below, and detach and return it in the postage-paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Corporation in reducing the expense of additional proxy solicitation.

                           Detach Proxy Card Here
                           __                  __
                           \/                  \/
- -------------------------------------------------------------------------------
     [   ]

Directors recommend a vote FOR Proposals 1 through 3 and AGAINST Proposal 4.

1.  Election of Directors   FOR all nominees              [ ]
                            listed below

                            WITHHOLD AUTHORITY to vote    [ ]
                            for all nominees listed below

                            *EXCEPTIONS                   [ ]

Nominees: Lucy Wilson Benson, Edwin I. Colodny, Bruce L. Crockett, Lawrence S. Eagleburger, Neal B. Freeman, Arthur Hauspurg, Caleb B. Hurtt, Peter W. Likins, Howard M. Love, Robert G. Schwartz, C.J. Silas and Dolores D. Wharton.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions____________________________________________________________________


2.  Amendment of Non-Employee Directors
    Stock Option Plan

For [ ]  Against  [ ]  Abstain [ ]

3.  Appointment of independent accountants

For [ ]  Against  [ ]  Abstain [ ]

4. Action on a shareholder proposal relating to past government service of directors, officers and consultants

For [ ]  Against  [ ]  Abstain [ ]

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any reconvened session thereof.

                                        Change of Address and/or
                                        Comments Mark Here            [ ]

                    Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

                    DATED________________________________________________, 1996

                    SIGNED_____________________________________________________

                          _____________________________________________________


Please sign, date and return this       Please mark votes
card promptly in the enclosed           as in this example: [X]
envelope.

APPENDIX A

                               COMSAT CORPORATION
                        NON-EMPLOYEE DIRECTORS STOCK PLAN






             Adopted by the Board of Directors on January 15, 1988,
                and approved by the Shareholders on May 20, 1988






                  Amendments adopted by the Board of Directors
           on March 16, 1990, January 15, 1993 and February 16, 1996,
                and approved by the Shareholders on May 18, 1990,
                         May 21, 1993 [and May 17, 1996]

                               COMSAT CORPORATION
                        NON-EMPLOYEE DIRECTORS STOCK PLAN



     1. Purpose. The purpose of the plan ("Plan") is to advance the interests of COMSAT Corporation ("Corporation") and its shareholders by encouraging increased share ownership by members of the Board of Directors ("Board") of the Corporation who are not employees of the Corporation, or any of its subsidiaries. The Plan does this by enhancing the Corporation's ability to attract and retain the services of experienced, able and knowledgeable persons to serve as directors and by providing additional incentive for such directors to make a maximum contribution to the Corporation's success through continuing and increased share ownership in the Corporation.

     2. Administration. The Plan shall be administered by the Board. In addition to its duties with respect to the Plan stated elsewhere in the Plan, the Board shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Board shall be binding upon all persons.

     3. Shares Covered by the Plan. Under the Plan, grants of stock options ("Options") and retainer awards ("Retainer Awards") will provide the opportunity for eligible members of the Board to acquire shares of the Corporation's common stock without par value ("Common Stock"). Shares of Common Stock which may be delivered on exercise of Options and in satisfaction of Retainer Awards may be previously issued shares reacquired by the Corporation or authorized but previously unissued shares.

     4.   Granting of Options.
          (a) Eligible Directors. Each member of the Board who is not an employee of the Corporation or any of its subsidiaries ("Non-Employee Director") shall be eligible to receive Options in accordance with this
Section 4. As used herein, the term "subsidiary" means any corporation at least 40% of whose outstanding voting stock is owned, directly or indirectly, by the Corporation.
          (b) Automatic Grants. An Option to purchase 2,000 shares of Common Stock shall be granted annually at a meeting of the Board held in March (or the next succeeding meeting date if no March meeting is held), beginning in 1988, to each Non-Employee Director who was a director as of the date of the Annual Meeting of Shareholders for the prior year, provided the Non-Employee Director continues in office after the Board meeting date on which the Option is granted. Beginning in 1993, each annual Option grant shall be for 4,000 shares of Common Stock.
          (c) Option Agreement. Each Option shall be evidenced by a written instrument which shall state the terms and conditions of the grant, not inconsistent with the Plan, as the Board in its sole discretion shall determine and approve.
          (d) Option Price. The purchase price for each share of Common Stock subject to an Option shall be 100% (50% for Options granted from 1990 to 1992) of the fair market value of the Common Stock on the date the Option is granted. For this purpose, as well as other purposes under the Plan, fair market value shall be deemed to be the average of the highest and lowest selling prices of Common Stock as reported under New York Stock Exchange- Composite Transactions on the date on which the Option was granted or, if there were no sales of Common Stock on that date, then on the next preceding date on which there were sales.
          (e) Option Duration. Each Option shall expire fifteen years (ten years for Options granted in 1988 and 1989) from the date that it is granted, except that in the instance where a Non-Employee Director dies within the 15th year following the date of grant of an Option, any unexercised portion of the Option will continue to be exercisable for one year following the date of death.

          (f) Nontransferability. An Option shall be nonassignable and nontransferable by a Non-Employee Director other than by will or the laws of descent and distribution. An Option shall be exercisable during the Non-Employee Director's lifetime only by him or his guardian.

     5.   Option Exercises.
          (a) Exercise Timing. Except as provided in Section 5(c) or 5(d) below, each Option shall become exercisable for 50% of the shares of Common Stock covered by the Option after the expiration of one year following the date of grant and exercisable for 100% of the shares covered by the Option after the expiration of two years following the date of grant.
          (b) Method of Exercise. Exercise of each Option granted under the Plan shall be by written notice in the form and manner determined by the Board. Each notice of exercise shall be accompanied by the full purchase price of the shares being purchased pursuant to the exercise. Such payment may be made in cash, check, shares of Common Stock valued using the fair market value as of the date of exercise or a combination thereof.
          (c) Termination of Board Service. If a Non- Employee Director granted an Option ceases to be a member of the Board, any unexercised or partially exercised Options held by such Non-Employee Director shall be exercisable in accordance with the following provisions:
          (i) if termination of Board service is due to (A) retirement from the Board upon reaching 72 years of age, (B) expiration of the Non-Employee Director's term as a Presidential appointee to the Board,
     (C) failure to stand for reelection to the Board with the Board's consent, or (D) resignation from the Board with the Board's consent, all outstanding Options shall become fully exercisable and shall continue in force for the duration of their respective terms, or

          (ii) if termination of Board service is due to a Non-Employee Director's death, or in the event of a Non-Employee Director's death following termination of Board service for a reason provided in (i) above, all outstanding Options shall become fully exercisable and shall continue in force for one year following the date of death, or
          (iii) if termination of Board service is for any reason other than one of the reasons provided in (i) and (ii) above, all outstanding Options shall terminate immediately.

     (d) Each Option granted under the Plan shall immediately vest and become exercisable upon the occurrence of a Change in Control. For purposes of this Plan, a "Change in Control" of the Corporation shall be deemed to have occurred upon the happening of any one of the following events:

          (i) the acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Corporation; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this definition: (A) any acquisitions of voting securities of the Corporation by the Corporation, or (B) any acquisitions of voting securities of the Corporation by any employee benefit or stock ownership plan or related trust sponsored or maintained by the Corporation for the benefit of its employees;

          (ii) any change in the composition of the Board such that the individuals who, as of May 17, 1996, constitute those members of the Board who have been elected by the shareholders of the Corporation in accordance with the provisions of Section 303(a) of the Communications Satellite Act of 1962, as amended (the "Incumbent Directors"), cease for any reason to constitute less than a majority of the Board at any time; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least three-fourths (3/4) of the then Incumbent Directors shall be considered as though such individual were an Incumbent Director;
          (iii) approval by the shareholders of the Corporation of a merger, share exchange, swap, consolidation, recapitalization or other business combination involving any other corporation or entity (a "Transaction"), the effect of which would result in the combined voting securities of the Corporation immediately prior to the effectiveness of such Transaction continuing to represent less than sixty percent (60%) of the combined voting power of the voting securities of the Corporation, or of any surviving entity of, or parent entity following, the Transaction, immediately after the effectiveness of the Transaction;
          (iv) approval by the shareholders of the Corporation of (A) a complete liquidation or dissolution of the Corporation, or (B) the sale or disposition by the Corporation of all or substantially all of its assets other than to a corporation or entity with respect to which following such sale or other disposition more than eighty percent (80%) of the then combined voting power of the voting securities of such corporation or entity is, immediately following such sale or disposition, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Corporation upon or immediately before such approval; or

          (v) any event that would be required to be reported in response to Item 6(e) or any successor thereto of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however that none of the events described in clause (i) through (v) shall be deemed to constitute a "Change in Control" if, prior to the occurrence of such event, the Board adopts a resolution specifically providing that the event shall not be deemed to constitute a "Change in Control" for purposes of the Plan.

     6.  Granting of Retainer Awards.
          (a) Automatic Grants. A Retainer Award of 600 shares of Common Stock shall be granted annually at the first meeting of the Board following the Annual Meeting of Shareholders to each Non- Employee Director who is serving as a director at such Board meeting. Non-Employee Directors who are elected by the Board or appointed by the President of the United States to fill vacancies between Annual Meetings shall receive a prorated Retainer Award, payable at the time of election or appointment, equal to the number of shares of Common Stock determined by multiplying (i) the number of full months of service as a director between election or appointment and the next Annual Meeting by (ii) the number 50.
          (b) Phantom Stock Units. A Non-Employee Director may elect to defer the entire annual Retainer Award to which he or she is entitled under
Section 6(a) by filing a deferral election ("Deferral Election"), in the form and manner prescribed by the Board, by December 15 of the year immediately preceding the year in which the Retainer Award otherwise would be paid, except that a Deferral Election with respect to a prorated Retainer Award shall be filed at such time following election or appointment as the Board shall determine. If a Non-Employee Director makes a Deferral Election, 600 phantom stock units ("Phantom Stock Units") shall be credited to an account maintained for the director. Each Phantom Stock Unit shall be equivalent in value to a share of Common Stock. Upon payment of a dividend on the Corporation's Common Stock, the Non-Employee Director's account shall be credited with additional Phantom Stock Units equal to the quotient obtained by dividing (i) the amount of the dividend the Corporation would have paid to the director as if the director had been the record owner of the shares of Common Stock covered by the Phantom Stock Units in the director's account on the record date for the payment of the dividend by (ii) the fair market value of the Common Stock on the dividend payment date. Upon the Non-Employee Director's termination of Board service for any reason, the Non-Employee Director shall receive payment in shares of the Corporation's Common Stock equal to the number of whole Phantom Stock Units credited to his account, plus cash in an amount equal to the fair market value of any fractional Phantom Stock Unit interests. Any Phantom Stock Units maintained for the account of a Non-Employee Director pursuant to a Deferral Election shall become immediately payable, in the manner described in the preceding sentence, upon the occurrence of a Change in Control of the Corporation.

     7. Adjustment Upon Changes in Capitalization. If there is a change in the numb er or kind of outstanding shares of the Corporation's stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to shareholders of the Corporation's Common Stock other than a cash dividend, appropriate adjustments shall be made by the Board to the number of shares covered by the automatic Option grants provided for in
Section 4(b) and by any outstanding Options; the purchase price for shares of Common Stock covered by outstanding Options; the number of shares covered by the automatic Retainer Award grants provided for in Section 6(a) and by any outstanding Phantom Stock Units; and other relevant provisions, to the extent that the Board, in its sole discretion, determines that such change makes such adjustments necessary or equitable.

     8. Tax Withholding. Any exercise of an Option or payment of a Retainer Award pursuant to the Plan shall be subject to withholding of income tax, FICA tax or other taxes to the extent the Corporation is required to make such withholding.

     9. Laws and Regulations. The Plan, the grant and exercise of Options, the grant and deferral of Retainer Awards, and the obligation of the Corporation to sell or deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations and rules.

     10. Termination and Amendment of the Plan. The Board may at any time terminate the Plan or may at any time or times amend the Plan or amend any outstanding Options or Phantom Stock Units for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law, provided that:
     (i) no amendment of any outstanding Options or Phantom Stock Units shall contain terms or conditions inconsistent with the provisions of the Plan as determined by the Board; and
     (ii) except as provided in Section 7, no such amendment shall, without the approval of the shareholders of the Corporation: (a) increase the number of shares of Common Stock for which each Option or Retainer Award may be granted under the Plan; (b) increase the frequency of Option or Retainer Award grants; (c) reduce the price at which Options may be granted or exercised below the price provided for in Section 4(d); (d) extend the period during which any outstanding Option may be exercised; (e) shorten the exercise timing as provided for in Section 5(a); (f) materially increase in any other way the benefits accruing to Non-Employee Directors;
(g) expand Plan eligibility beyond Non-Employee Directors; or (h) disqualify a Non-Employee Director from being a "disinterested" administrator, as defined for the purposes of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, of any other stock-based plan of the Corporation.

     11. Effective Date. The Plan shall become effective upon approval by the Board; provided, however, that the Plan shall be submitted to the shareholders of the Corporation for approval, and if not approved by the shareholders within one year from the date of approval by the Board shall be of no force and effect. Options granted under the Plan before approval of the Plan by the shareholders shall be granted subject to such approval and shall not be exercisable before such approval.